UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2006

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers

Effective June 22, 2006, the Board of Directors of AsiaInfo Holdings, Inc. (the “Company”) appointed Mr. Anders, Wing Chung, Cheung as a Class III director with a term expiring at the Company’s 2008 annual meeting of stockholders, at which time he will be eligible for re-election by the Company’s stockholders for a new three-year term.

Mr. Cheung, age 42, received his Master of Business Administration in 2001 from the Hong Kong University of Science and Technology, a joint program with the Kellogg School of Management, Northwestern University, U.S.A. He has served as a Vice President of Lenovo Group Limited (“Lenovo”) since 1997 and is responsible for corporate development efforts including mergers, acquisitions, joint ventures, investment portfolio management, as well as strategic development projects.

Mr. Cheung was nominated to the Board of Directors of the Company by Lenovo, a holder of approximately 12% of the Company’s total outstanding shares, pursuant to the Acquisition Agreement dated on July 27, 2004 by and between the Company and Lenovo. There are no other arrangements or understandings between Mr. Cheung and any other persons pursuant to which he was appointed as a director. There is no family relationship between Mr. Cheung and any other director or executive officer of the Company.

A copy of the press release announcing Mr. Cheung’s appointment is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit	Description
99.1	Press release dated June 23, 2006, announcing the appointment of Mr. Anders, Wing Chung, Cheung as Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: June 23, 2006	By:	/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated June 23, 2006, announcing the appointment of Mr. Anders, Wing Chung, Cheung as Director.